EXHIBIT 10.26

PARTICIPATION AGREEMENT

Contract on the establishment of a silent partnership

between Pieris Proteolab AG Lise Meitner-Str. 30 85353 Freising-Weihenstephan	and tbg Technologie-Beteiligungs- Gesellschaft mbH der Deutschen Ausgleichsbank Ludwig-Erhard-Platz 1 53179 Bonn

- referred to in the following as: technology company (TC) -              - silent partner, in the following: tbg -

in the amount of

*** 750,000.00 EUR ***

(hereinafter participation amount) in words: seven hundred and fifty thousand EUR for the funding of the project described in section 1, para. 2.

PREAMBLE

Within the framework of the programme conducted with the Federal Ministry of Economics and Technology (BMWi) and the Deutschen Ausgleichsbank “Venture Capital for Small Technology Companies” and on the basis of the participation principles of this programme, attached in the appendix, which are part of this contract, the parties conclude the following agreement:

Section 1

PURPOSE OF COMPANY

(1)	The TC registered in the commercial register of the Local Court of Munich under number B 1 33223 conducts commercial business in compliance with the articles of association as amended on 26.01.2001 with the following purpose:

Biotechnological research, development and the sale of applications arising from this research particularly in the field of anticalins, a class of bio molecules obtained by protein design with possible applications in medicine and bio analytics, food technology and bioscience research, as well as participation in other companies with the same or similar corporate purposes at home and abroad. Establishment of such companies and the acquisition of all or individual assets, regardless of whether tangible or intangible, or part of holdings of such companies. The company will not conduct any business that requires approval by the state.

(2)	In the context of this corporate purpose the TC shall be concerned with

The first preclinical validation of anticalins for therapeutic applications

Section 2

CAPITAL CONTRIBUTION

(1)	Exclusively for the promotion of the innovation project described in section 1, paragraph 2, and on the basis of information provided by the TC in the participation application dated 27.09.2002, tbg shall make a capital contribution in the amount of EUR 750,000.00 if the TC presents the following participation agreements:

- Participation agreement in the amount of 2,999,947.96 EUR with

Global Life Science Ventures GmbH

Von-der-Tann-Str. 3, 80539 Munich

(in the following, also in the case of multiple equity providers: EP) \

and the EP has concluded a cooperation agreement with tbg.

- Direct debit authorization to collect the fixed remuneration due in favour of tbg.

- Participation agreements with further investors totalling 8,999,577.16 EUR.

- Approved funding from BioChance and BioRegio amounting to 1,117,000.00 EUR.

(2)	The capital contribution from tbg shall be used to co-finance the project-related planning listed in appendix I , which forms part of this participation agreement. The financing of investments specified in the project-related planning for market launch in stock and supplies, launch advertising, personnel costs for the market launch and establishment and expansion of a distribution company shall be a de minimis aid of 0,00 EUR with the conclusion of this contract. The subsidy value of all de minimis aid which the TC receives within a period of three years from the date of the first de minimis aid, shall not exceed 100,000.00 EUR. This shall not preclude the possibility for the TC, independent of de minimis aid, to receive funds from notified European Commission aid programs. The company shall be obligated to keep this agreement for 10 years and submit it on request, within one week, to the European Commission or the Federal Government (state administration, grant authority). Otherwise, the conditions for approval shall be eliminated retroactively, with the consequence of an immediate undertaking to repay the aid plus interest.

(3)	The TC can draw the capital contribution after the beginning of the company (c.f. section 4 para 1) in so far as

a)	its immediate intended proper use, a proportionate employment of funds with the other funding listed in appendix I and the overall financing of the innovation project are guaranteed. A partial draw shall be permitted only if neither fundamental economic or technical doubts regarding the feasibility of the innovation project funded by tbg exist and the TC is not in such economic difficulties that even after drawing the capital contribution of tbg the filing of an application for the opening insolvency proceedings over the assets of the TC is to be expected within a short period of time.

A draw shall be accompanied by a confirmation of the draw conditions of the EP;

b)	the TC has access to the tbg Internet portal via a secure Internet connection (section 6 para. 6) and is registered there as a user.

c)	The following milestone-dependent tranche payments are adhered to:

I. tranche in the amount of 250,000.00 EUR from contract signing and closing the round of participation

II. tranche in the amount of 250,000.00 EUR from 01.10. 2003; milestone:

Identification of an anticalin against a biological target with sub micromolar affinity

III. tranche in the amount of 250,000.00 EUR from 01.12.2003; milestone:

Evidence of in vitro efficacy of an anticalin

(4)	The TC shall prove, by the submission of a certified excerpt from the commercial register, that this agreement has been entered in the commercial register pursuant to section 294 AktG (German Stock Corporation Act) and shall confirm that the resolution of the General Meeting regarding the approval of this contract was not challenged within the one-month term of contestation. If a disbursement takes place before entry into the trade register, the contract shall come into force with registration in the commercial register retroactively at the time of the disbursement.

(5)	This agreement shall be terminated, if at least 10% of the capital contribution is not drawn no later than six weeks after the start of the company (section 4 para 1) despite the existence of the prerequisite conditions of section 2 para 3 a).

(6)	With the first partial dispensation tbg shall retain a processing fee of 2.00% of the agreed participation amount.

(7)	The capital contribution from tbg shall be credited to a separate deposit account by the TC. Withdrawals from this account by tbg are excluded.

Section 3

EVIDENCE OF USE

(1)	The TC shall confirm the proper use of the funds within 3 months of the end of the project period as given in appendix I to this contract, in the form specified by tbg, subject to an extension of that period by the tbg. The evidence of use shall also be confirmed by the EP. The intended use shall be proven to the EP and tbg upon request.

(2)	If the cost of the project, as given in appendix I, is reduced or further public funds are subsequently raised, tbg shall be entitled to make a corresponding reduction of their capital contribution in relation to the reduction of the volume of investment. The amount of the reduction shall be promptly transferred back to tbg.

(3)	The project period shall be deemed expired

a)	if an application for opening insolvency proceedings over the assets of the TC is filed;

b)	if the participation agreement is terminated by the TC or by tbg;

c)	when the funds are repaid to tbg.

In the cases mentioned under a) to c) the evidence of use shall be submitted within a period of four weeks after the occurrence of the respective event.

Section 4

BEGINNING AND DURATION OF THE COMPANY

(1)	The silent partnership shall begin as soon as this agreement is signed by both parties.

(2)	The silent partnership shall expire on 31.12.2013.

(3)	Upon termination of the business relationship, the capital contribution from tbg and outstanding profit shares and final remuneration (section 9) shall be due for payment to tbg.

(4)	As far as the funds granted by the EP are repaid before 31.12.2013 the company shall expire, that is, the capital contribution from tbg shall be due at the same time and shall be repaid in the same percentage amount. The same shall apply if and as far as the EP receives payment from a third party for his participation in the TC and for this reason divests his participation wholly or in part.

Section 5

TBG’S RIGHT OF PARTICIPATION

(1)	tbg shall not be represented on the board of management of the TC and shall not be involved in the management, unless otherwise provided below.

(2)	The TC shall require the consent of tbg

a)	for any amendment of the articles of association, in particular a modification of the object of the company, the admission of new partners or the agreement of new investments;

b)	for the appointment and dismissal of members of the board of management of the TC or significant changes to the employment contracts of members of the board of management;

c)	for the conclusion, amendment and termination of contracts relating to the granting of licenses, trademarks or know-how (except in the business of everyday software), patents, utility models or design patterns, insofar as they relate to the innovation projects funded with the participation of tbg;

d)	the acquisition of rights referred to in c) shall only require the approval of tbg if they involve the innovation project funded by tbg and the resulting obligation for the TC exceeds an amount of 5,000 EUR per month or a one-off amount of 50,000 EUR;

e)	for a partial or entire relocation,—leasing, divestiture or closure of the operation;

f)	for the conclusion and termination of controlling and profit and loss transfer agreements;

g)	for abandonment or substantial changes to the innovation project described in section 1, paragraph 2;

h)	for the assumption of obligations for investments which are not included in the project financing by tbg and which exceed the amount of EUR 50,000 or for leasing, rental or tenancy contracts which exceed the amount of EUR 5,000 monthly.

(3)	Approvals pursuant to section 5 para. 2 shall be obtained from tbg. If tbg has not declared its refusal to grant consent in writing within a period of 14 days after receipt of the notification of the measures requiring approval according to section 5 para 2, consent shall be deemed granted.

Section 6

INFORMATION AND MONITORING RIGHTS

(1)	The TC shall report semi-annually, in the manner specified by tbg, respectively by 31.03. and 30.09. of each year, on the economic situation of the TC and on the status of the innovation project in described section 1 para. 2, as long as tbg does not waive such reports because the EP monitors the TC simultaneously on behalf of tbg. In addition, tbg shall receive monthly from the TC a brief status report in the manner specified by tbg, and at the end of the fiscal year an accordingly updated business plan for the following year.

(2)	Regardless of whether the EP simultaneously monitors the TC on behalf of tbg, the TC shall promptly inform tbg of all measures which extend beyond the framework of normal business activities. It shall inform tbg in the event of a planned IPO in particular on any application made by the TC for permission to trade on a national, international and transnational stock exchange.

(3)	In addition, tbg is entitled to exercise the monitoring rights pursuant to section 716 BGB (German Civil Code). This shall apply even after termination of the company to the extent necessary to verify the settlement credit.

Furthermore, tbg shall also be entitled at any time to examine all documentation of the TC which relates to the innovation project described in section 1 para. 2. tbg may employ third parties in the exercise of its monitoring rights.

(4)	The TC shall grant the BMWi and its designated representative the rights of presentation, information and audit to the same extent as to tbg. The TC agrees that tbg may forward data relating to the company and to the funded innovation project of the program referred to in the preamble to this agreement to the BMWi or an institution appointed by it for scientific analysis. Furthermore, it also agrees to promptly provide the information necessary for scientific evaluation of the programme to the BMWi and an institute commissioned by it, if necessary even after the expiry of the silent partnership. The BMWi is entitled to forward the data that becomes known to it to the European Commission in order to exercise supervisory and monitoring authority. When preparing and if necessary when publishing data from the program, it shall be ensured that the TC suffers no detriment.

(5)	The Federal Audit Office is entitled to a right of inspection with regard to the TC pursuant to section 91 BHO (Federal Budget Code). The TC shall provide the Federal Audit Office and tbg with all documentation that the General Audit Office deems necessary for inspection and shall provide appropriate information.

(6)	The TC shall undertake to deliver reports falling under the contractual information and reporting obligations, to send documents and information, as well as all other correspondence electronically via a secure Internet connection to an Internet portal of tbg, provided that tbg requires this. The tbg shall ensure that the necessary technical requirements are met and the necessary technical equipment is provided to the TC.

Section 7

FISCAL YEAR, ANNUAL FINANCIAL STATEMENTS

(1)	The silent partnership’s financial year shall correspond to that of the TC (“participation year”). The fiscal year of the TC ends on 31.12.

(2)	The TC shall prepare its annual financial statements (balance sheet, profit and loss account, appendices) in compliance with sections 238-289 HGB (German Commercial Code) within six months of the end of the fiscal year and deliver these to tbg as signed originals together with the audit certificate from a auditor or certified accountant in accordance with section 322 HGB (German Commercial Code). The audit of the financial statements shall be carried out according to the legal provisions for large corporations.

Section 8

PROFIT AND LOSS PARTICIPATION

(1)	tbg shall receive a minimum remuneration in the amount of 8,00% p.a. on its capital contribution independent of the annual result of the TC. This shall be due semi-annually, on 31.3. and 30.09. each year, paid in arrears.

(2)	In addition, from the time of the draw of the capital contribution, tbg shall receive 12.00% of the annual surpluses generated.

For any period of time in which the tbg holds more than one investment in the TC , it shall receive, in addition to the respective minimum remuneration, only a total of 12.00% of the generated annual surpluses however.

If the TC, within the framework of further financing rounds, receives additional capital, then profit sharing can be adjusted to reflect the then-current capital ratios.

This profit share shall be payable within 2 weeks of approval of the annual financial statements (section 7 para. 2).

(3)	Annual net profit, which is adjusted by the following items, is decisive for the calculation referred to in paragraph 2:

a)	The following items shall be added to the annual net profit

-	Taxes on income and earnings, as well as any bonuses for the board members, as far as they have reduced reported annual net profit;

-	extraordinary expenses, insofar as they stem from business transactions which occurred prior to the beginning of the silent partnership;

-	Losses from the sale or destruction of fixed assets, insofar as the latter at the time of the commencement of the company already existed;

-	profit-sharing schemes (e.g. for silent partners), as far as they have reduced reported annual net profit.

b)	The following items shall be deducted from the annual net profit

-	Amounts from the reversal of tax-free reserves which were formed before the beginning of the silent participation;

-	extraordinary income, provided they are based on business transactions that occurred prior to the beginning of the silent partnership;

-	Subsidies, allowances and Government grants, as far as these affected profit or loss;

-	Income from the disposal of fixed assets, insofar as the latter at the time of the commencement of the company were already present.

c)	In the year in which the capital contribution is drawn, the annual net profit for the calculation of profit sharing under para. 2 shall be considered to be distributed evenly throughout the year.

(4)	tbg shall not participate in losses incurred by the TC.

Section 9

PREMIUM

(1)	In the event of termination of the silent partnership up to the end of the fifth full year of participation, tbg is entitled to demand a one-off payment amounting to 30% of the amount of the participation valued at the time of the repayment (final remuneration) at the end of the participation period. Annual profit sharing pursuant to section 8 para 2 shall not be credited to the final remuneration to be paid, unless the silent partnership ends due to the dissolution of the TC in accordance with section 11. If in the latter case the sum of the profit sharing exceeds the final remuneration, no refund shall be made.

(2)	In the event of termination of the silent partnership after the end of the fifth full year of participation, tbg shall be entitled to demand, to the end of the investment period, a one-time payment amounting to 30 % of the amount of the participation valued at the time of the repayment plus 6 % of the amount of the participation valued at the time of the repayment for each year after the end of the fifth full year of participation (final remuneration). Annual profit sharing pursuant to section 8 para. 2 shall be credited to the final remuneration to be paid. If the sum of the profit sharing exceeds the final remuneration, no refund shall be made.

(3)	tbg will only make use of the right to demand final remuneration, if in its view this appears justified, due to the overall economic situation of the TC, due to its profits in the last three years prior to the termination of participation or the hidden reserves formed during the participation period.

(4)	The beginning of the first year of participation within the meaning of the above provisions shall be deemed to be the time at which this contract is signed by both parties.

Section 10

TAXES

The TC shall provide for the transfer of the statutory capital gains tax plus solidarity surcharge on remuneration for the silent partnership contribution and shall withhold the capital gains tax and the solidarity surcharge from payments to tbg and remit these immediately directly to the competent tax office when due. After transfer, the TC shall issue certificates to tbg within the meaning of section 45a para. 2 EStG (Income Tax Act) on the forms provided by the tbg, within 2 months after due date.

Section 11

DISSOLUTION OF THE SILENT PARTNERSHIP

In the event of the dissolution of the TC, the silent partnership shall be dissolved. In this case, the silent participation shall be repaid.

Section 12

TERMINATION

(1)	The TC is entitled wholly or partly to replace the participation of tbg in compliance with a notice period of three months to 30.6. or 31.12. of each year.

(2)	Furthermore, the silent partnership may be terminated by written declaration without notice by any of its shareholders if there is a good cause. As far as the capital contribution has not yet or not fully been paid, tbg shall be free of its contribution obligation with the notice of termination.

tbg is entitled to terminate the contract for important cause in particular if

a)	the TC made false statements in the participation application;

b)	it transpires that the conditions for granting or retaining the participation did not exist or the conditions for the retention of the participation cease to exist, in particular the innovation project described in section 1 subsection 2 has proven to be unfeasible or has been abandoned by the TC is or has been significantly amended.

c)	the TC has not submitted the evidence of use in accordance with section 3 within three months of the due date despite an overdue notice;

d)	bills of exchange accepted from the TC are protested, the TC suspends payments, insolvency proceedings over the assets of the TU are opened or inability to pay is determined in any other way;

e)	the possessor or possessors of know-how in management at the conclusion of the contract regarding the silent partnership, are no longer employed full time in management at the TC;

f)	one of the measures listed in section 5 para 2 is taken without the prior consent of the tbg;

g)	the TC is dissolved and liquidation proceedings are carried out;

h)	the shareholders of the TC sell the shares respectively held by them in the course of a company sale.

(3)	Furthermore, tbg is entitled to a right of extraordinary termination if

a)	the TC goes public. tbg’s right of termination arises at the time shares of the TC are first listed on a national, international or transnational stock exchange.

b)	all shares in the TC are sold to an investor (trade sale). tbg’s right of termination arises at the time of conclusion of the purchase agreement for the shares.

Section 13

GENERAL PROVISIONS

1.	Changes and additions to this contract must be made in writing. There are no oral collateral agreements to this contract.

2.	Should any provision of this contract be invalid, the remaining provisions shall remain unaffected. The TC and tbg are obliged to replace ineffective contractual provisions with those that are legally binding and which correspond as far as possible to the sense and purpose of the invalid provisions.

3.	Bonn is agreed as place of jurisdiction for all legal disputes arising from this agreement or its implementation.

Bonn,

tbg Technologie-Beteiligungs-

Gesellschaft mbH der Deutschen

Ausgleichsbank

Project-Related Planning (Appendix I)

Participation Principles of tbg

Freising-Weihenstephan, 8.5.2003

Proteolab AG

/s/ M. Pohlelr

PROJECT-RELATED PLANNING

Appendix I

Plan Period: 01.10.2002 until 31.03.2004

Project-Specific Expenses	Amount Excl. VAT
I. For pre-competitive development

1. Tangible fixed assets accounted investments
1.1 Laboratory equipment and instruments	1,456,000.00 EUR
1.2 Machinery and equipment for the manufacture of prototypes	0.00 EUR
1.3 Other	0.00 EUR

2. Non-investment pre-competitive expenses
2.1 Staff	6,248,525.12 EUR
2.2 Material	623,000.00 EUR
2.3 External services (procurement / consulting)	3,765,000.00 EUR
2.4 Patents and approvals	165,000.00 EUR
2.5 Travel expenses	169,000.00 EUR
2.6 Other	1,440,000.00 EUR

II. For investments to launch	0.00 EUR
I. Fixed and current assets of this, stock and supplies	0.00 EUR

2. Strategic investments	0.00 EUR

of this, launch advertising
of this, personnel costs for the launch

3. Financial assets	0.00 EUR

of this, establishment and expansion of a distribution company

Total	13,866,525.12 EUR

Project-Specific Financing	Amount

1. Own resources	0.00 EUR
2. Participation capital
2.1 From tbg	750,000.00 EUR
2.2 From lead investor	2,999,947.96 EUR
2.3 Other stakeholders	8,999,577.16 EUR
3. Public funds
3.1 Subsidies, grants, allowances	0.00 EUR
3.2 Other	1,117,000.00 EUR
4. Borrowed funds
4.1 From the bank	0.00 EUR
4.2 Other	0.00 EUR
Total	13,866,525.12 EUR